                                                                     Exhibit 2.3

Brad Eric Scheler (BS-4862)
Lawrence A. First (LF-9650)
Bonnie Steingart (BS-1252)
FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON
(A Partnership Including
  Professional Corporations)
Attorneys for Debtors
  and Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


---------------------------------------------------X
In re:                                             )
                                                   )  Chapter 11
LOEWS CINEPLEX ENTERTAINMENT                       )  Case Nos. 01-40346 (ALG)
CORPORATION, et al.                                )  through   01-40582 (ALG)
             -- --                                 )
                                                   )
                                                   )
                                                   )
                  Debtors.                         )  (Jointly Administered)
---------------------------------------------------X


              ORDER PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE CONFIRMING THE DEBTORS' FIRST AMENDED CHAPTER 11 PLAN
              -----------------------------------------------------

     Loews Cineplex Entertainment Corporation ("LCE") and the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors"),

having proposed and filed with this Court on November 11, 2001 a chapter 11 plan and related disclosure statement in accordance with sections 1121 and 1125 of the Bankruptcy Code and Rule 3016 of the Federal Rules of Bankruptcy Procedure

(the "Bankruptcy Rules") ;

     And the Debtors having filed their First Amended Chapter 11 Plan dated as of

January 14, 2002 (the "Plan") and related disclosure statement (the "Disclosure

Statement") ;

     And following a hearing on January 14, 2002 (the "Disclosure Statement

Hearing"), this Court having entered an Order, dated January 16, 2002, (i)

approving the adequacy of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, (ii) fixing the time for voting to accept or reject the

Plan, (iii) fixing the record date and procedures for distribution of solicitation packages, (iv) establishing procedures for tabulating votes, (v)

establishing the date for confirmation hearing, (vi) establishing objection deadline and procedure for objecting to Plan and (vii) approving form and manner of notice and solicitation (the "Disclosure Statement Order") ;

     And this Court having entered an order dated February 5, 2002 approving a

Commitment Letter between LCE and Bankers Trust Company as agent for Exit

Financing and authorizing the payment of fees in connection therewith, and on

February 13, 2002, LCE, Bankers Trust Company and Deutsche Banc Alex. Brown Inc.

having executed an Amended and Restated Commitment Letter and Fee Letter (the

"Amended and Restated Commitment Letter");

     And Carol G. Donlin of Donlin Recano and Co. having certified on February

25, 2002 (the "Donlin Certification") that the Debtors received the requisite acceptances both in number and amount for confirmation of the Plan as required under section 1126 of the Bankruptcy Code;

     And the Debtors having filed their Memorandum of Law in Support of

Confirmation on February 28, 2002;

     And a hearing on confirmation of the Plan having been held on February 28, 2002;

     And objections to confirmation of the Plan having been filed by INGRE-600

NMA, LLC; LaCienega Associates, Texas Comptroller of Public Accounts; The State

of Connecticut, Departments of Revenue Services and Labor; T. D. Patrinos

Painting & Contracting Company, Inc.; Lincoln Metrocenter Partners L.P., New

Commonwealth Center Limited Partnership and Yerba Buena Entertainment Center

LLC; EPT Downreit, Inc.; West 34th Street, LLC, West 34th Street Lenders, and

DFD Development Limited Partnership; 1515 Broadway Associates, L.P.; Michael

Sahn, as Receiver; Dream Team Associates, LLC; Celia Nesta; Entertainment

Center, LLC; ANBIL Corporation and ANBIL II-RO LP; HUSA Operating Co., LLC;

Hills Plaza Associates; ECP Shopping Center, Ltd.; FHM Development, LLC; Andalex

Group; The Macerich Company, The Prudential Insurance Company of America,

Westfield Corporation, Urban Retail Properties Co., Center Trust Retail

Properties, Inc., Wilmorite Property Management, LLC and Federal Realty

Investment Trust; Alan R. Melzer and the Office of the United States Trustee,

and each such objection having been resolved as stated on the record at the confirmation hearing;

     And an objection ("the Six West Objection") to confirmation of the Plan and cross-motion for appointment of an examiner (the "Cross-Motion") having been filed by Six West Retail Acquisition, Inc.;

     And the Six West Objection having been overruled and the Cross-Motion denied for the reasons set forth on the record;

     And based upon all pleadings and papers filed in these chapter 11 cases,

the record at the hearing on the adequacy of the disclosure statement and all proceedings heretofore held in these chapter 11 cases and the record of the confirmation hearing;

     And after due deliberation and sufficient cause appearing therefor

     IT IS HEREBY FOUND THAT:

     A. This Court has subject matter jurisdiction over the matter pursuant to

28 U.S.C.ss.1334.

     B. This matter is a core matter which a Bankruptcy Court has the power to hear and determine in its entirety, pursuant to 28 U.S.C. ss.157(b)(2)(A), in that it is a matter concerning the administration of the estate;

ss.157(b)(2)(L), in that it is a matter concerning confirmation of a plan; and

ss.157(b)(2)(O), in that it is a proceeding affecting the adjustment of the debtor-creditor or the equity security holder relationship.

     C. The Plan designates Claims and Interests in the following twelve classes. Priority Claims (Class 1)1, Pre-Petition Credit Agreement Claims (Class

2), Miscellaneous Secured Claims (Class 3), PBGC Claims (Class 4), Subsidiary

General Unsecured Claims (Class 5A), and LCE General Unsecured Claims (Class

5B), Convenience Claims (Class 6), Intercompany LCE Claims (Class 7A),

Intercompany Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims

(Class 7C), Old LCE Common Stock Interests (Class 8) and Subsidiary Common Stock

Interests (Class 9) .

     D. Under the Plan:

        (i) Holders of Priority Claims (Class 1), Miscellaneous Secured Claims

     (Class 3), PBGC Claims (Class 4), Convenience Claims (Class 6), and

     Subsidiary Common Stock Interests (Class 9) are Unimpaired and, therefore,

     are deemed by law to have accepted the Plan;

--------
1 Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Plan.

        (ii) Holders of Intercompany LCE Claims (Class 7A), Intercompany


     Subsidiary Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C)

     and Old LCE Common Stock Interests (Class 8) are Impaired and will receive no distribution under the Plan; such Holders are deemed by law to have rejected the Plan;

        (iii) Holders of Pre-Petition Credit Agreement Claims (Class 2),

     Subsidiary General Unsecured Claims (Class 5A), and LCE General Unsecured

     Claims (Class 5B) are Impaired and will receive distributions under the

     Plan; such Holders had the right to vote to accept or reject the Plan.

     E. Notice of the Confirmation hearing and the relevant deadlines for filing objections and submitting Ballots has been provided in accordance with the

Disclosure Statement Order to all creditors and equity securityholders, to all parties entitled to, or that requested, notice in accordance with Bankruptcy

Rule 2002, to all parties to unexpired leases and executory contracts with the

Debtors and to all taxing authorities where the Debtors operate a theatre and such notice is adequate and sufficient in accordance with Bankruptcy Rules

2002(b) and 3020(b).

     F. Upon the receipt and tabulation of the Ballots:

        (i) 96.5271% of Class 2 (Pre-Petition Credit Agreement Claims) in

     dollar amount, and 95.4545% in number of the Holders of Claims in such class that voted on the Plan, accepted the Plan. Class 2 accepted the Plan;


        (ii) 98.4562% of Class 5A (LCE General Unsecured Claims) in dollar amount, and 93.5632% in number of the Holders of Claims in such class that voted on the Plan, accepted the Plan. Class 5A accepted the Plan;

        (iii) 90.6514% of Class 5B (Subsidiary General Unsecured Claims) in

     dollar amount and 91.3846% in number of the Holders of Claims in such class that voted on the Plan, accepted the Plan. Class 5B accepted the Plan. The

     Plan was accepted by the three Impaired Classes entitled to vote. The

     Debtors therefore obtained the requisite acceptances both in number and amount for confirmation of the Plan.

     G. The Court makes the following factual findings with respect to the requirements of section 1129 of the Bankruptcy Code:

        (i) With respect to the requirements of section 1129(a) (1) of the

     Bankruptcy Code, the Plan complies with any and all applicable provisions and requirements of the Bankruptcy Code, including without limitation,

     sections 1122 and 1123 of the Bankruptcy Code.

               (a) With respect to the requirements of section 1122 of the

          Bankruptcy Code, the classification scheme of Claims and Interests is reasonable and Claims or Interests in each class are substantially similar to other Claims or Interests in such class.

               (b) With respect to the requirements of section 1123 of the

          Bankruptcy Code the Plan:

                    i. Designates classes of Claims, other than Claims specified in section 507(a)(1), 507(a)(2) and 507(a)(8) of the Bankruptcy

               Code, and classes of Interests;

                    ii. Specifies those classes of Claims and Interests that are not impaired under the Plan;

                    iii. Specifies those classes of Claims and Interests that

               are impaired under the Plan;

                    iv.  Provides the same treatment for each Claim or Interest of a particular class, unless the Holder of a particular Claim has agreed to a less favorable treatment of such particular Claim or Interest;

                    v.   Provides adequate means for the Plan's implementation;

                    vi. Provides for the inclusion in the charter of each of the

               Debtors a provision prohibiting the issuance of non-voting equity securities; and

                    vii. Contains only provisions consistent with the interests of the Debtors' creditors and equity security holders and with public policy with respect to the manner and selection of

               officers and directors under the Plan.

          (ii) With respect to the requirements of section 1129(a)(2) of the

     Bankruptcy Code, the Debtors, as proponents of the Plan, fully complied with any and all requirements of the Bankruptcy Code.

          (iii) With respect to the requirements of section 1129(a)(3) of the

     Bankruptcy Code, the Plan has been proposed in good faith, and not by any means forbidden by law.

          (iv) With respect to the requirements of section 1129(a)(4) of the

     Bankruptcy Code, any payments made or to be made by the Debtors, by the

     Reorganized Debtors or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, this Court as reasonable.

          (v) With respect to the requirements of section 1129(a)(5) of the

     Bankruptcy Code:

             (a) The Debtors have disclosed the identity and affiliations of each of the individuals proposed to serve, after consummation of the

          Plan, as directors or officers of the Reorganized Debtors, and the appointment to, or continuance in, such office of each such individual is consistent with the interests of the Holders of Claims and

          Interests and with public policy;

             (b) As of the Effective Date, the Board of Directors of

          Reorganized LCE will consist of the individuals set forth on Exhibit G to the Plan. Each member of the Board of Reorganized LCE will serve in accordance with the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws and the laws of the State of Delaware; and

             (c) The Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider.

          (vi) With respect to the requirements of section 1129(a)(6) of the

     Bankruptcy Code, the Plan does not provide for any changes in rates over which a governmental regulatory commission has jurisdiction.

          (vii) With respect to the requirements of section 1129(a)(7) of the

     Bankruptcy Code, each Holder of an Allowed Claim or Interest in an Impaired class:

             (a) has duly and timely accepted the Plan; or

             (b) will receive or retain under the Plan on account of such

          Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated (on a consolidated basis or on a non-consolidated basis) under chapter 7 of the Bankruptcy Code.

          (viii) With respect to the requirements of section 1129(a) (8) of the

     Bankruptcy Code, each class of Claims and Interests has either accepted the

     Plan, or such class is not Impaired under the Plan, other than classes 7A,

     7B, 7C and 8. The Plan is nevertheless confirmable because, as found below,

     the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

          (ix) With respect to the requirements of section 1129(a) (9) of the

     Bankruptcy Code, the Plan provides for treatment of Administrative

     Expenses, Priority Tax Claims and all other Claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code in the manner required.

          (x) With respect to the requirements of section 1129(a)(10) of the

     Bankruptcy Code, among other things:

             (a) at least one class of Claims is Impaired under the Plan

          (specifically, seven (7) classes are so Impaired) ; and

             (b) at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

          (xi) With respect to the requirements of section 1129(a)(11) of the

     Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the

     Debtors or Reorganized Debtors.

          (xii) With respect to the requirements of section 1129(a)(12) of the

     Bankruptcy Code, the Plan provides for the payment of all fees payable under section 1930 of title 28 of the United States Code on the Effective

     Date of the Plan.

          (xiii) With respect to the requirements of section 1129(a)(13) of the

     Bankruptcy Code, payment of "retiree benefits" (as that term is defined in section 1114 of the Bankruptcy Code), if any, will continue after the

     Effective Date at the level established pursuant to section 1114 of the

     Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

          (xiv) With respect to the requirements of section 1129(b) of the

     Bankruptcy Code:

               (a) the Debtors, as proponents of the Plan, have requested that the Court confirm the Plan notwithstanding that the requirements of

          Bankruptcy Code section 1129(a) (8) have not been satisfied;

               (b) the Plan does not discriminate unfairly with respect to

          Holders of Intercompany LCE Claims (Class 7A), Intercompany Subsidiary

          Claims (Class 7B), Intercompany Cineplex Odeon Claims (Class 7C) and

          Old LCE Common Stock Interests (Class 8), which are Impaired under the

          Plan and which are deemed to not have not accepted the Plan;

               (c) the Plan is "fair and equitable" (as defined in section

          1129(b) of the Bankruptcy Code) with respect to the classes of Claims and Interests that are Impaired under the Plan and that have not accepted the Plan; and

               (d) all requirements of section 1129(b) of the Bankruptcy Code have been satisfied.

     H. All conditions to confirmation contained in Section 13.1 of the Plan have been satisfied or have been duly waived.

     I. All documents necessary to implement the Plan, including, without limitation, the Reorganized LCE Certificate of Incorporation, the Reorganized

LCE By-Laws, the Senior Executive Employment Agreements, the Amended and

Restated Commitment Letter, the New Working Capital Credit Agreement (as

modified, the New Working Capital Credit Agreement), the New Term Loan Agreement

and all other relevant and necessary documents shall, upon execution, be valid,

binding and enforceable agreements and not be in conflict with any federal or state law.

     J. The New Common Stock is exempt from the registration requirements of the

Securities Act of 1933 and relevant state securities laws or local laws under section 1145 of the Bankruptcy Code.

     K. The Creditors' Committee has raised certain issues regarding the validity of the security interests granted in connection with the Pre-Petition

Credit Agreement Claims, and allowance of the Pre-Petition Credit Agreement

Claims and potential Causes of Action against the Pre-Petition Lenders. The

Investors hold in the aggregate at least $300 million aggregate principal amount of Pre-Petition Credit Agreement Claims. Absent the provisions of Section 6.2(b)

of the Plan, the Investors would receive their Pro Rata Share of the New Term

Notes and the New Common Stock with the other Holders of Pre-Petition Credit

Agreement Claims less the New Common Stock distributable to the Holders of

General Unsecured Claims. The Investors, in order to facilitate a consensual plan and to settle and compromise any and all such issues and alleged Causes of

Action, shall, pursuant to Section 9.14 of the Plan, fund up to $45 million for the Unsecured Settlement Distribution which will be used to provide the Holders of General Unsecured Claims with a Cash distribution in lieu of any New Common

Stock, and the Investors and other Holders of Pre-Petition Credit Agreement

Claims will receive the distributions provided in Section 6.2(b) of the Plan.

The provisions of the Plan constitute a reasonable, good faith compromise and settlement of all Causes of Action or disputes that could have been brought by any Holder of a General Unsecured Claim, the Debtors or any other party in interest, against any Holder of a Pre-Petition Credit Agreement Claim. Pursuant

to Section 6.2 of the Plan, as consideration for funding the Unsecured

Settlement Distribution, and in full settlement, release and discharge of $300 million aggregate principal amount of the Investors

Pre-Petition Credit Agreement Claims, the Investors shall receive 100% of the

New Common Stock.

     L. In connection with the formulation of the Plan: (i) certain members of the Creditors' Committee argued, among other things, that LCE should not be substantively consolidated with the Subsidiary Debtors for any purpose, that LCE

General Unsecured Claims are structurally subordinated to Subsidiary General

Unsecured Claims and that the Holders of LCE General Unsecured Claims should not share in distributions on a pro rata basis with Holders of Subsidiary General

Unsecured Claims; (ii) Holders of LCE General Unsecured Claims disputed these assertions and asserted, among other things, that LCE holds valid positive aggregate Intercompany LCE Claims against the Subsidiary Debtors and would be entitled to distributions on account of such Claims in the absence of substantive consolidation of LCE and the Subsidiary Debtors, and the Holders of

Subsidiary General Unsecured Claims dispute this assertion; and (iii) the

Debtors, believing that these issues are primarily intercreditor disputes between the Holders of LCE General Unsecured Claims and Subsidiary General

Unsecured Claims and should be resolved between those Holders, did not take a position as to them. In order to facilitate a consensual plan and to compromise and settle these intercreditor disputes, the Debtors, the Creditors' Committee,

Merrill Lynch, Pierce, Fenner & Smith Inc. and the Investors agreed to a compromise and settlement of all such intercreditor issues by not substantively consolidating LCE with any or all of the Subsidiary Debtors and providing the

Holders of LCE General Unsecured Claims and Subsidiary General Unsecured Claims

with the distributions provided pursuant to Sections 6.5.1 and 6.5.2 of the

Plan. Such distributions and the provisions of the Plan constitute a reasonable,

good faith compromise and settlement of the intercreditor disputes described above.

     M. The execution, delivery or performance by the Debtors or Reorganized

Debtors, as the case may be, of the New Working Capital Credit Agreement and the

New Term Note Loan Agreement and compliance by the Debtors or Reorganized

Debtors, as the case may be, with the terms thereof is authorized by, and does not conflict with, the terms of the Plan or this Order. The financial accommodations to be extended pursuant to the New Working Capital Credit

Agreement are being extended in good faith and for legitimate business purposes.

     N. As more fully set forth on the record of the hearing, substantive consolidation of the subsidiary Debtors' Chapter 11 Cases solely for the purposes of the Plan, as well as the distributions and other transactions contemplated thereby, is in the best interests of and will benefit the Debtors,

their estates and their creditors. Moreover, there is no evidence that substantive consolidation of the Subsidiary Debtors for Plan purposes will prejudice the rights of any creditors or equity security holders of the Debtors.

     O. The Court may properly retain jurisdiction over these Chapter 11 Cases,

including, without limitation (i) the right to enforce and interpret this Order and any of the orders that have been previously entered in these Chapter 11

Cases, (ii) any stipulations that have been authorized and approved, (iii) to issue any order that is necessary or appropriate to implement this Order or the

Plan and (iv) in accordance with Section 14.1 of the Plan.

     P. All requirements for confirmation of the Plan set forth in section

1129(a), and, to the extent applicable, 1129(b), of the Bankruptcy Code have been satisfied.

     Q. The Plan complies with all requirements of Bankruptcy Rule 3016.

     THEREFORE, IT IS ORDERED, ADJUDGED AND DECREED that:

     1. The findings of this Court as set forth above shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, as made applicable to this matter by Bankruptcy Rule 9014.

     2. Unless previously withdrawn with prejudice or otherwise resolved as stated on the record at the confirmation hearing, all objections to confirmation of the Plan, including the Six West Objection, are overruled and denied by this

Court.

     3. The Cross-Motion is denied.

     4. The Plan is hereby (a) incorporated herein by reference as if fully set forth at length and (b) confirmed in all respects.

     5. All documents necessary to implement the Plan, including, without limitation, the Reorganized LCE Certificate of Incorporation, the Reorganized

LCE By-Laws, the New Subsidiary Certificates of Incorporation, the New Working

Capital Credit Facility, the New Term Loan Agreement, the Senior Executive

Employment Agreements and all other relevant and necessary documents shall, upon execution, be valid, binding and enforceable agreements and not be in conflict with any federal or state law.

     6. The Debtors (and each of their respective Affiliates, agents, directors,

officers, employees, advisors and attorneys) have, and upon confirmation of the

Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

     7. The Debtors and each of the members of the Creditors' Committee (and each of their respective Affiliates, agents, directors, officers, employees,

advisors, and attorneys)
have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy

Code with regards to the distributions of the New Term Notes and the New Common

Stock under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

     8. As provided for under the Plan and without in any way limiting the provisions of the Plan:

        (i) The Chapter 11 Cases of the Subsidiary Debtors, and expressly excluding the Chapter 11 Case of LCE, shall be substantively consolidated into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of the Plan. Subject to the occurrence of the Effective Date: (i) all Intercompany Subsidiary Claims shall be eliminated and extinguished; (ii) solely for the purposes of the Plan and the distributions and transactions contemplated thereby, all assets and liabilities of the Subsidiary Debtors shall be treated as though they were merged; (iii) all pre-petition cross- corporate guarantees of the Subsidiary Debtors shall be eliminated; (iv) any obligation of any Subsidiary Debtor and all guarantees thereof executed by one or more of the Subsidiary Debtors shall be deemed to be one obligation of the consolidated Subsidiary Debtors; (v) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Subsidiary Debtors; (vi) each and every Claim filed in the individual Chapter 11 Case of any of the Subsidiary Debtors shall be deemed filed against the consolidated Subsidiary Debtors in the consolidated Chapter 11 Case of the Subsidiary Debtors and shall be deemed a single obligation of all of the Subsidiary Debtors under the Plan on and after the Confirmation Date; (vii) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Subsidiary Debtors will be automatically expunged so that only one Claim survives against the consolidated Subsidiary Debtors but in no way shall such claim be deemed Allowed by reason of Section 9.10 of the Plan; and (viii) the consolidated Subsidiary Debtors shall be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Subsidiary Debtor may be offset against claims against such Subsidiary Debtor or another Subsidiary Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Subsidiary Debtors, all

     Claims to the extent based upon guarantees of collection, payment or performance made by the Subsidiary Debtors as to the obligations of another Subsidiary Debtor shall be discharged, released and of no further force and effect; provided, however, that nothing herein or in the Plan shall affect the obligations of each of the Subsidiary Debtors under the Plan. Notwithstanding the provisions of this paragraph and Section 9.10 of the Plan, each of the Subsidiary Debtors shall continue to exist after the Effective Date as separate legal entities.

          (ii) In accordance with sections 1123(a)(5) and 1141 of the Bankruptcy Code, on the Effective Date, title to all property of the Debtors' estate shall pass to, and vest in, the Reorganized Debtors free and clear of all Claims and Interests (except as otherwise provided in the Plan), confirmation of the Plan shall be binding, and the Debtors shall be discharged as provided in section 1141 of the Bankruptcy Code.

          (iii) On the Effective Date, the operation of Reorganized LCE shall become the general responsibility of the Board of Reorganized LCE, subject to, and in accordance with, the Reorganized LCE Certificate of Incorporation and the Reorganized LCE By-Laws. The directors of each Debtor other than LCE as of the date of entry of this Order shall be the directors of such Reorganized Debtor as of the Effective Date. The officers of each Debtor as of the date of the entry of this Order shall be the officers of such Reorganized Debtor as of the Effective Date. Those directors of the Debtors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

          (iv) Subject to the Effective Date, the Investors shall pay to LCE up to $45 million, but in no event less than $25 million, in connection with their commitment to fund the settlement described in Section 9.13 of the Plan. In connection therewith, the Debtors may fund a portion of the Unsecured Settlement Distribution in an amount not to exceed the lesser of
     (x) $20 million and (y) the difference between (1) $50 million and (2) the sum of (a) the aggregate amount of borrowings outstanding under the DIP Facility Agreement on the Effective Date, (b) all unpaid professional fees, in each case whether incurred or to be incurred before, on or after the Effective Date (provided that the fees payable under the New Term Loan Agreement shall be excluded from this amount), (c) all incurred but unpaid capital expenditures related to Designated Projects (as defined in the DIP Facility Agreement) (provided that amounts due with respect to the West 34th Street project shall be excluded to the extent the Debtors can realize proceeds from certain asset sales that are pending, and such proceeds are applied to repay the West 34th Street loan), and (d) normal working capital levels, as agreed between the Agent and the Debtors; provided that in no event shall the Investors be required to pay to LCE more than $45 million.

          (v) Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtors to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, pursuant to the Old LCE Certificate of Incorporation, Old LCE By-Laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan.

          (vi) On the Effective Date, the Pre-Petition Notes, the Old LCE Common Stock, and any Old LCE Common Stock Interests, as well as any and all shareholder agreements relating to the Old LCE Common Stock, shall be canceled. On the Effective Date, the Indenture shall be deemed canceled, terminated and of no further force or effect; provided, however, that the Indenture shall continue in effect for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of Pre-Petition Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens for fees, costs, and expenses under the Indenture. Notwithstanding the foregoing, such cancellation of the Indenture also shall not impair the rights of Holders of the Pre-Petition Notes to receive distributions on account of such Pre-Petition Notes pursuant to the Plan. The Pre-Petition Notes shall not be canceled other than pursuant to the Plan; provided, however, that until such cancellation, such Pre-Petition Notes shall solely serve as evidence of entitlement of the Holder thereof to receive distributions pursuant to the Plan and shall not otherwise be obligations of the Debtors or the Reorganized Debtors.

          (vii) Except with respect to Causes of Action against any Affiliates of the Debtors as of the Filing Date, as of the Effective Date, the Debtors and Reorganized Debtors shall release and waive against all General Unsecured Creditors any and all rights of action arising under sections 544 through 550 of the Bankruptcy Code or applicable preference or fraudulent conveyance laws under state law; provided, however, the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including their rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including, without limitation, for purposes of setoff against distributions, if any, due to a Holder of an Unsecured Claim pursuant to the Plan, and such rights shall be exercised exclusively by the Reorganized Debtors.

          (viii) Prior to the Effective Date, the Creditors' Committee shall appoint the Creditors' Committee Designee to provide input and assistance to the Debtors and the Reorganized Debtors in connection with the resolution of objections to Claims, and shall file notice of such appointment with the Court. The Creditors' Committee Designee shall serve for a period of six months following the Effective Date, and the Reorganized Debtors shall pay the Creditors' Committee Designee a monthly fee of $5,000 for such six month period and shall reimburse the Creditors' Committee Designee for its reasonable costs and expenses incurred in connection with its duties as the Creditors' Committee Designee.

          (ix) On the Effective Date, the Creditors' Committee shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsi bilities and obligations relating to and arising from and in connection with these Chapter 11 Cases; provided, however, that following the Effective Date, the responsibilities of such committee and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

          (x) In accordance with the Plan, if any Holder receives any payment or transfer of property in the CCAA Cases on account of an Allowed Claim or a debt upon which an Allowed Claim is based, such Holder shall not receive any payments or distribution under the Plan, except as set forth in paragraph 22 of this Order.

          (xi) Except with respect to Causes of Action of any nature released pursuant to the Plan or Confirmation Order (other than those released and preserved for defensive purposes only pursuant to Section 12.5 of the Plan and paragraph 8(vii) of this Order), the Debtors, the Reorganized Debtors or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Claim, the Causes of Action of any nature that the applicable Debtor or Reorganized Debtor or its successor may hold against the Holder of such Allowed Claim; provided that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor or its successor of any Causes of Action that the Debtor or the Reorganized Debtor or its successor may possess against such Holder.

          (xii) Pursuant to section 1123(b) (3) of the Bankruptcy Code, the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, to enforce against any Entity any and all Causes of Action of the Debtors, including, without limitation, all Causes of Action arising out of or relating to the Combination and all Causes of Action of a trustee and debtor-in- possession under the Bankruptcy Code, other than those released or compromised as part of, or under, the Plan.

          (xiii) Any executory contract or unexpired lease that has not been expressly assumed or rejected by the Debtors with this Court's approval on or prior to the two-month anniversary of the Effective Date shall be deemed to have been assumed by the Debtors on the Effective Date unless there is then pending before this Court a motion to reject such executory contract or unexpired lease.

          (xiv) Except as otherwise specifically provided by this Order or the Plan, confirmation of the Plan (subject to the occurrence of the Effective
     Date) shall discharge and release the Debtors, their successors and assigns and their respective assets and properties from any debt, charge, Cause of Action, liability, encumbrance, security interest, Claim, Interest, or other cause of action of any kind, nature or description (including, but not limited to, any claim of successor liability) that arose before the Date of Entry of this Order, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim or Interest is or could have been filed or is deemed filed, whether or not such Claim or Interest is or could have been Allowed, and whether or not the Holder of such Claim or Interest voted or could have voted to accept or reject the Plan.

          (xv) Except as otherwise specifically provided by the Plan or this Order, the confirmation of the Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including without limitation, Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code) of the Debtors and Reorganized Debtors, whether known or unknown, against their directors and officers.

          (xvi) Except as otherwise specifically provided by this Order, the satisfaction, release and discharge pursuant to Sections 12.1, 12.3 and
     12.4 of the Plan and subparagraphs (xiv), (xv), (xvi), (xvii), (xviii),
     (xix) and (xx) of paragraph 8 of this Order, shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under the Plan. Except as otherwise specifically provided by this Order, the injunction, discharge and releases described in Sections 12.1, 12.2, 12.3 and 12.4 of the Plan and subparagraphs (xiv), (xv), (xvi), (xvii), (xviii), (xix) and (xx) of paragraph 8 of this Order shall apply regardless of whether or not a proof of Claim or Interest based on any Claim, debt, liability or Interest is filed or whether or not a Claim or Interest based on such Claim, debt, liability or Interest is Allowed, or whether or not such Entity voted to accept or reject the Plan.

          (xvii) In consideration of the distributions under the Plan, upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have released the Debtors, the Creditors Committee, the members of the Creditors Committee in their capacity as such, and each of the foregoing parties' directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees (as applicable) employed by the Debtors from and after the Filing Date from any and all Causes of Action (other than the right to enforce the Debtors' obligations under the Plan and the right to pursue a claim based on any willful misconduct) arising out of actions or omissions during the administration of the Debtors' estates or the distribution of any property pursuant to the Plan, except as set forth in paragraph 10 of this Order.

          (xviii) The classification and the manner of satisfying all Claims under the Plan takes into consideration the possible existence of any alleged guaranties by the Debtors of obligations of any Entity or Entities, and that each Debtor may be a joint obligor with another Entity or Entities with respect to the same obligation. All Claims against the Debtors based upon any such guaranties shall be satisfied, discharged and released in the manner provided in the Plan and the Holders of Claims shall be entitled to only one distribution with respect to any given obligation of the Debtors. All Holders of General Unsecured Claims with Claims against LCE and any Subsidiary Debtors on account of the same obligation shall be deemed to have a Claim solely against the Subsidiary Debtors.

          (xix) Except as expressly provided for in the Plan, all Claims against and Interests in the Debtors, and all rights and Claims between or among Holders of Claims and Interests relating in any manner whatsoever to Claims against or Interests in the Debtors, based on any contractual, legal or equitable subordination rights, shall be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled shall be irrevocably waived by the acceptance by such Entity (or, the Class of which such Entity is a member) of the Plan or of any distribution pursuant to the Plan. Except as otherwise provided in the Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made pursuant to the Plan in respect of any Claims or Interests shall not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Holder of a Claim or Interest shall have and receive the benefit of the rights and distributions set forth in the Plan.

          (xx) Pursuant to Bankruptcy Rule 9019 and any applicable state law, and as consideration for the distributions and other benefits provided under the Plan, the provisions of Section 12.4(b) of the Plan shall constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in the Section 12.4(b) which could be brought by any Holder of a Claim or Interest against or involving another Holder of a Claim or Interest, which compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable.

     9. Notwithstanding anything to the contrary in the Plan or the Confirmation

Order, the releases and injunction provisions set forth in Article 12 of the

Plan shall not apply to the rights and claims of the United States.

     10. The releases contained in Paragraph 8(xvii) of this Order and Article

12.3 of the Plan shall not apply to any claim based on gross negligence, fraud,

or breach of fiduciary duty other than involving ordinary negligence, and nothing contained in the Plan or this Order shall limit the liability of any professional to their client pursuant to DR 6-102 of the Code of Professional

Responsibility.

     11. Consistent with Section 8.1 of the Plan, the time period within which the Debtors must elect to assume or reject their executory contracts and unexpired leases is extended through the two-month anniversary of the Effective

Date; provided, however, with respect to (i) the Debtors' lease with INGRE - 600

NMA, LLC for a theatre located at 600 North Michigan Avenue, Chicago, Illinois and the Debtors' lease with EPT Downreit, Inc. for a theatre located in

Woodridge, Illinois, the Debtors' time to assume or reject such leases is extended through March 29, 2002. The Bankruptcy Court shall retain jurisdiction to resolve any disputes with respect to the assumption and rejection of executory contracts and leases and the amounts, if any, that must be cured in connection with the assumption of executory contracts and leases.

     12. The Reorganized Debtors are hereby authorized, empowered and directed to issue the New Common Stock. Pursuant to section 1145 of the Bankruptcy Code,

the issuance of the New Common Stock is exempt from the registration requirements of the Securities Act of 1933 and any state or local laws.

     13. In accordance with Section 9.13 of the Plan, the Plan is approved as a settlement of all (i) Causes of Action and disputes between the Holders of LCE

General

Unsecured Claims and Holders of Subsidiary General Unsecured Claims and (ii)

Causes of Action and disputes between the Holders of General Unsecured Claims,

the Debtors and Holders of PrePetition Credit Agreement Claims.

     14. The Debtors, the Reorganized Debtors and all parties in interest are hereby authorized, empowered and directed forthwith to take any and all actions,

and to execute any and all documents, necessary to implement the provisions of the Plan, including, without limitation, the Reorganized LCE By-Laws, the

Reorganized LCE Certificate of Incorporation, the New Subsidiary Certificates of

Incorporation and the Senior Executive Employment Agreements and to execute,

deliver and file (as appropriate) all documents and take all actions provided in or contemplated by any of the same to accomplish the intent of same. All such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court and shall be deemed effective pursuant to applicable law including section 303 of the Delaware General Corporation Law and without any requirement of further action by stockholders or directors of the Debtors. Each of such documents and agreements will, upon execution, be valid, binding and enforceable against the Debtors and any other person who is a party thereto, and is entered into for good and valuable consideration, including the benefits of the Plan.

     15. Reorganized LCE is hereby authorized to take all necessary corporate action to dissolve or merge the corporations listed on Exhibit F to the Plan.

     16. Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance,

transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest;

or (iii) the making or assignment of any lease or sublease or the making,

delivery, filing or recording of any deed or other instrument of transfer or memorandum of lease under, pursuant to, in furtherance of or in connection with the

Plan, including any deeds, bills of sale or assignments executed in connection with the Plan or this Order, shall not be subject to any stamp tax, transfer tax, intangible tax, mortgage recording tax, recording fee, or similar tax,

charge or expense to the fullest extent provided for under Section 1146(c) of the Bankruptcy Code. The Reorganized Debtors or any agent or representative of the Reorganized Debtors are authorized to serve upon all filing and recording officers a notice, in connection with the filing and recording of any instruments of transfer in accordance with the Plan, to evidence and implement this paragraph. All filing and recording officers are hereby directed to accept for filing or recording all instruments to be filed and recorded in accordance with the Plan and the exhibits thereto, without payment of any such taxes. This

Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

     17. Without the need for a further Order or authorization of this Court,

but subject to the express provisions of this Order, the Debtors are authorized and empowered to make modifications to the documents filed with the Court or admitted in the evidentiary record at the Confirmation Hearing that are not material and do not alter the record regarding the objections, including the Six

West Objection.

     18. The terms and conditions of the New Working Capital Credit Agreement and the New Term Loan Agreement, including without limitation, the terms of the

Amended and Restated Commitment Letter, are hereby approved in all respects. To the extent permitted by applicable law, the Reorganized Debtors are authorized,

without further approval by this Court, their boards of directors, or their shareholders to execute and to deliver all documentation relating to the Amended and Restated Commitment Letter, the New Working Capital Credit Agreement and the

New Term Loan Agreement and to pay all fees and expenses required to be paid in connection therewith, and upon the execution and delivery thereof by the

Reorganized Debtors, the New Working Capital Credit Agreement and the New Term

Loan Agreement shall constitute legal, valid and binding obligations of each

Reorganized Debtor, enforceable against each Reorganized Debtor in accordance with their respective terms, entered into for good and valuable consideration,

including the benefits of the Plan. Unless otherwise provided in the New Working

Capital Credit Agreement, the liens and security interests to be granted by the

Reorganized Debtors as set forth in the New Working Capital Credit Agreement shall be, and hereby are, deemed as of the Effective Date to be perfected and first priority liens and security interests senior to any and all liens or security interests on the assets of the Reorganized Debtors except for such liens specifically provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan. Unless otherwise provided in the New Term Loan Agreement, the liens and security interests to be granted by the Reorganized Debtors as set forth in the New Term Loan Agreement shall be, and hereby are, deemed as of the Effective Date to be perfected and second priority liens and security interests senior to any and all liens or security interests on the assets of the Reorganized Debtors except for liens granted pursuant to the terms of the New Working Capital Credit Agreement and such liens specifically provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan. The validity,

enforceability, perfection and priority of the liens and security interests granted under the New Working Capital Credit Agreement and the New Term Loan

Agreement are authorized and approved without any further act required by the

Agent or Lenders; provided that the Agent and the Lenders under the New Working

Capital Agreement and the New Term Loan Agreement shall, to the extent required by applicable non-bankruptcy law, file financing statements, deeds of trust,

mortgages or other documents and take any and all actions as they deem appropriate, in their discretion, to confirm the perfection of such security interests and liens. Furthermore, with respect to unexpired leases which have not been rejected, and except as otherwise provided in this

Order, the Reorganized Debtors shall be authorized and empowered to execute and file lease memoranda and the Debtors' lessors are hereby directed to cooperate with the Debtors in executing and filing lease memoranda. The Bankruptcy Court shall have exclusive jurisdiction to resolve any disputes with respect to the execution or filing of such lease memoranda.

     19. Other than with respect to the Debtors' leases for the theatres set forth on Exhibit A hereto, in accordance with Section 8.3 of the Plan, all parties to unexpired leases or executory contracts shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien on such lease or executory contract and (b)

the recording or other act to perfect such security interest, mortgage, or other lien, or thereafter be forever prohibited and barred from objecting to such encumbrance, and neither the grant by the Debtors or Reorganized Debtors of a security interest, mortgage, or other lien in any unexpired lease or executory contract nor the recording or other act required for the perfection thereof,

shall constitute a breach or other default under such lease, executory contract or other applicable law; provided, however, with respect to the Debtors' leases for the theatres listed on the attached Exhibit B (the "Exhibit B Leases"), no security interest, mortgage, or other lien on such leases shall be valid unless

(i) the Debtors or the Reorganized Debtors and the lessor for the affected lease agree or (ii) this Court determines that such lease permits the Debtors to grant a security interest in
such lease or executory contract. A hearing to determine whether the Exhibit B

Leases permit the Debtors or the Reorganized Debtors to grant a security interest in such leases will be held on March 11, 2002 at 10:00 a.m. This hearing may be adjourned from time to time on the record of the hearing without further notice.

     20. Notwithstanding anything to the contrary contained in the Plan, to the extent that an unexpired non-residential real property lease or executory contract provides restrictions or limitations on the Debtor's rights to grant a security interest, mortgage, or other lien (a "Lien") upon such leasehold estate or contract (other than a restriction on the right of the Agent or the Lenders to be a mortgagee), the Agent and the Lenders shall have no Lien upon such leasehold estate or contract unless the Agent, the Lenders, and the Reorganized

Debtors comply with the restrictions and/or limitations set forth in such lease or contract, and the Agent, the Lenders and the Reorganized Debtors shall have no right to take any action to record or perfect such Lien absent compliance with the limitations and restrictions set forth in the contract or lease.

     21. The Debtors or Reorganized Debtors, as applicable, shall be, and hereby are, authorized and directed, on the Effective Date, to pay in full in cash to the lenders (the "West 34th Street Lenders") under the West 34th Street Loan

Agreement (as hereafter defined), all of the Debtors' outstanding obligations under (i) that certain loan agreement dated as of June 15, 2001 (together with all documents executed in connection therewith, collectively, the "West 34th

Street Loan Agreement") and (ii) this Court's Order dated July 3, 2001 authorizing the Debtors to obtain post-petition financing for the construction of a theatre on West 34th Street in New York City pursuant to the West 34th

Street Loan Agreement. Upon the receipt by the West 34th Street Lenders of all such amounts, the West 34th Street Loan Agreement, and any agreements or instruments related thereto, shall be deemed terminated and the lenders under the West 34th Street Loan Agreement shall take such actions (at no cost or expense to such lenders)
as are reasonably required to confirm the removal of any liens respecting the

West 34th Street Loan Agreement on the properties of the Debtors. Nothing in the preceding sentence is intended to (or shall) cause the termination or otherwise impact or alter the terms of (i) that certain lease, dated June 11, 1999 (the

"West 34th Street Lease"), between West 34th Street, LLC, as landlord, and

Thirty-Fourth Street Cinemas, Inc., as tenant, or (ii) the related guaranty of the West 34th Street Lease executed by Loews Cineplex Entertainment Corporation,

both of which have been assumed by the Debtors.

     22. Notwithstanding anything to the contrary in the Plan or this Order,

Paragraph 8(x) of this Order and Section 11.9 of the Plan shall not apply to

Michael Sahn, as Receiver, Anbil Corporation, Anbil II-RO LP, Metropolitan Pier

and Exposition Authority, Inland Real Estate Column I, LLC, INGRE - 600 NMA, LLC

and HUSA Operating Co., LLC.

     23. On the Effective Date, the Old Common Stock, and any rights, options,

warrants, calls, commitments, contractual or otherwise, obligating the Debtors to issue, transfer or sell any shares of Old LCE Common Stock or any other capital stock of LCE shall be canceled and of no further force or effect.

     24. The Debtors or Reorganized Debtors, as the case may be, are authorized and empowered to retain, without further order of the Court, one or more exchange, disbursing or similar agents with respect to the distributions to be made under the Plan.

     25. Nothing in the Plan or this Order is intended to nor shall eliminate or modify in any respect any guarantee issued by one Debtor in connection with any lease or executory contract that was assumed or will be assumed by another

Debtor.

     26. The business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date. From and after the

Effective Date, this Court
shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Case or the Plan pursuant to, and for purposes of,

subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action, including, without limitation, any right to setoff, arising out of or relating to the Combination; (d) to consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the

Chapter 11 Cases or the Plan; (f) to remedy any defect or omission or reconcile any inconsistency in this Order; (g) to enforce the provisions of the Plan relating to the distributions to be made hereunder; (h) to issue such orders,

consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan;

(i) to enforce and interpret any provisions of the Plan; (j) to determine such other matters as may be set forth in this Order or that may arise in connection with the implementation of the Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the

Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related

Documents; (m) to hear and determine any disputes arising in connection with the

Senior Executive Employment Agreements and the terms of employment set forth in

Section 9.12 of the Plan; (n) to hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Bankruptcy Court; (o) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the

Bankruptcy Code; (p) to hear and determine any issue related to the composition of the initial Board of Reorganized LCE; (q) to hear any other matter not inconsistent with the Bankruptcy Code; and (r) to enter a Final Decree closing the Chapter 11 Cases.

     27. The stipulations "so ordered" by this Court and the resolutions of the objections to confirmation explained on the record at the confirmation hearing are hereby incorporated by reference.

     28. All applications for final allowances of compensation and reimbursement of expenses pursuant to sections 330 and 503(b) of the Bankruptcy Code in connection with the Chapter 11 Cases for the period from the Filing Date through and including the Confirmation Date shall be filed with this Court and served upon (i) Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York,

New York 10004 (Attn: Bonnie Steingart, Esq.), counsel for the Debtors; (ii) the

Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York,

New York 10004 (Attn: Tracy Hope Davis, Esq.) ; (iii) O'Melveny & Myers, LLP,

1999 Avenue of the Stars, Suite 900, Los Angeles, California 90067 (Attn: Robert

White, Esq.), counsel for Bankers Trust Company, as Administrative Agent under the Debtors' prepetition and postpetition working capital facility; (iv)

Pachulski, Stang, Ziehl, Young & Jones, 10100 Santa Monica Boulevard, 11th

Floor, Los Angeles, California 90067 (Attn: Marc Beilinson, Esq.), and Kronish

Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York

10036-7798 (Attn: Charles Shaw, Esq.), counsel for the Creditors' Committee, and

(v) Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas New

York, NY 10019 (Attn: Robert Drain), counsel for the Investors on or before

April 30th, 2002.

                  29. After the entry of this Order, the Debtors may, upon order of the Bankruptcy Court, alter, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

                  30. Within fifteen (15) days after entry of this Order, or within such further time as this Court may allow, the Debtors shall, as provided in Bankruptcy Rule 2002(f)(7), cause a copy of a notice of entry of this Order,

in the form annexed hereto as Exhibit C, to be mailed by first class mail to all creditors of the Debtors and to be published one time in the national editions of The Wall Street Journal (National Edition) and The New York Times.

                  31. The provisions of the Plan and this Order shall be

construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Order shall govern and any provision of this Order shall be deemed a modification to the Plan and shall control and take precedence.


Dated: New York, New York
         March 1, 2002

                                                s/Allan L.  Gropper
                                                --------------------------------
                                                United States Bankruptcy Judge

                                    EXHIBIT A


Theatre ID                                                 Theatre Name
----------                                                 ------------
151                                                        Fresh Meadows
219                                                        Brick Plaza
405                                                        Keystone Park
564                                                        900 North Michigan
755                                                        Copely Place
798                                                        Shirlington 7

                                    EXHIBIT B


Theatre ID                                            Theatre Name
----------                                            ------------
101                                                   Astor Plaza
234                                                   Monmouth
418                                                   Marina Market Place
448                                                   Cascade Mall
450                                                   Redmond Town Center
537                                                   North Riverside
742                                                   Rotterdam Square Mall
557                                                   Oakbrook 5-7
593                                                   Old Orchard Garden 8-13
534                                                   Old Orchard Garden 1-7
233                                                   Freehold Metroplex
808                                                   Wheaton Plaza

                                    EXHIBIT C

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


-----------------------------------------------------X
In re:                                               )
                                                     )  Chapter 11
LOEWS CINEPLEX ENTERTAINMENT                         )  Case Nos. 01-40346 (ALG)
CORPORATION, et al.                                  )  through   01-40582 (ALG)
             -- --                                   )
                                                     )
                                                     )
                                                     )
                  Debtors.                           )  (Jointly Administered)
-----------------------------------------------------X


                       NOTICE OF ENTRY OF ORDER CONFIRMING
                     DEBTORS' FIRST AMENDED CHAPTER 11 PLAN
                     --------------------------------------

     PLEASE TAKE NOTICE that an order (the "Confirmation Order") confirming the

First Amended Chapter 11 Plan of the above-captioned debtors and debtors-in-possession (collectively, the "Debtors") was signed by the Honorable

Allan L. Gropper, United States Bankruptcy Judge, on the __ day of February,

2002, and duly entered and filed in the office of the Clerk of the United States

Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

     PLEASE TAKE FURTHER NOTICE that the Confirmation Order will be available for inspection (a) during regular business hours in the Office of the Clerk of the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, Sixth

Floor, New York, New York 10004, and (b) on the Court's electronic docket for the Debtors' chapter 11
cases, which is posted on the Internet at www.nysb.uscourts.gov. A password is needed to access case files. Details on how to obtain a password are available at the Court's web site.



Dated: March __, 2002


                                                BY ORDER OF THE BANKRUPTCY COURT

FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON
(A Partnership Including
  Professional Corporations)
Attorneys for Debtors
  and Debtors-in-Possession
One New York Plaza
New York, New York  10004
(212) 859-8000
Brad Eric Scheler (BS-4862)
Lawrence A. First (LF-9650)
Bonnie Steingart (BS-1252)




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